EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated April 19, 2002 included in Brio Software, Inc.’s Form 10-K for the year ended March 31, 2002, as amended by the Form 10-K/A, and to all references to our Firm included in this Registration Statement.

/s/    ARTHUR ANDERSEN LLP

San Jose, California
June 4, 2002